Exhibit 99.1

Islet Sciences, Inc., Announces Exclusive Licensing Agreement Between BHV Pharma and Libbs Farmaceutica to Develop and Commercialize SGLT2 Inhibitor Remogliflozin Etabonate

Raleigh, NC, October 6, 2014 - Islet Sciences, Inc. (OTCQB: ISLT), a biopharmaceutical company developing new medicines and technologies for the treatment of metabolic disease, announced that its merger partner, BHV Pharma, has entered into an exclusive licensing agreement for its selective sodium glucose transporter 2 (SGLT2) inhibitor, remogliflozin etabonate (“remogliflozin”) with Libbs Farmaceutica (“Libbs”), a leading Brazilian pharmaceutical company.  Libbs will have exclusive rights to develop and commercialize remogliflozin in select territories in Latin America, including Brazil.

Under the terms of the agreement, Libbs will make an upfront payment of $1.5 million and fund a substantial portion of BHV’s phase 2b development of remogliflozin for the treatment of type 2 diabetes, which BHV expects to initiate in late 2014. Libbs will also be responsible for all development, regulatory, and commercialization activities in the licensed territories. In addition, BHV and Libbs have agreed to a royalty and profit-share mechanism under which BHV will receive a percentage of either net sales or net profit in the licensed territories. Additional terms of the agreement were not disclosed.

James Green, Islet Sciences’ Chairman and Chief Executive Officer, commented, “This agreement is the first step in our global commercialization strategy for remogliflozin and validates our development approach for a differentiated SGLT2 inhibitor in the global market.  Latin America, and in particular Brazil, represents an important emerging market and we are thrilled to partner with our friends at Libbs on this important territory.”

Alcebiades de Mendonca Athayde Junior, CEO of Libbs, added, “The agreement reinforces our commitment to innovation and is one more step towards our pipeline of new molecules. Our goal is to be able to offer the greatest benefit for the people who need treatment and, with this partnership, we join forces to bring Brazilians, and also the international market, a product that is the best in its class.”

The planned phase 2b study evaluating once-daily remogliflozin for the treatment of type 2 diabetes will be a randomized, multi-center, double-blind, and placebo-controlled dose ranging study in patients with type 2 diabetes. The primary endpoint will be HbA1c lowering, with secondary endpoints related to weight loss, safety and tolerability. Subjects will receive a single, once-daily dose of BHV’s novel biphasic formulation of remogliflozin or placebo for a period of 12 weeks.

The pharmacokinetic profile of the remogliflozin biphasic formulation is designed to maintain the best-in-class >1% HbA1c lowering observed with remogliflozin dosed twice daily and the best-in-class safety and tolerability profile observed with remogliflozin dosed once-daily, both in previous 12week phase 2b studies. In these two studies, once daily dosing of remogliflozin resulted in low incidences of genital fungal infections and no change in LDL-cholesterol while twice daily dosing of remogliflozin demonstrated an increase in LDL-cholesterol and higher incidences of genital fungal infections.  The increased incidence of genital fungal infections and elevated LDL-c were also observed with other SGLT2 inhibitors.

On September 30, Islet Sciences and BHV Pharma entered into a definitive merger agreement.  Upon closing, the combined organization will operate under the name Avogenx, Inc.  In addition to the planned Phase 2b study in type 2 diabetes, BHV expects to initiate a multi-center dose ranging phase 2b study evaluating remogliflozin for the treatment of non-alcoholic steatohepatitis (“NASH”) in 2015.

About Libbs Farmaceutica

Since 1958, Libbs Farmaceutica has grown into one of the top Brazilian pharmaceutical companies, with expertise in drug deployment, marketing and product management, resorting to its 1,100-member sales force. The company's strategy is to pursue business wherein its assets can complement drug development or placement of a drug on the market.  The company has established core competencies in the areas of metabolic disease, cardiovascular, gynecology, central nervous system, dermatology, oncology, respiratory & gastroenterology. For more information, please visit http://www.libbs.com.br.

About BHV

BHV is a privately held specialty pharmaceutical company based in Research Triangle Park, NC. BHV is developing SGLT2 inhibitor remogliflozin etabonate for type 2 diabetes and non-alcoholic steatohepatitis. For more information, please visit http://www.bhvpharma.com.

About Islet Sciences

Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the treatment of metabolic disease.  On September 30, 2014 Islet Sciences and BHV Pharma entered into a definitive merger agreement.  Upon anticipated closing later in 2014, the combined organization will continue to operate under the name Avogenx Inc.  The combined pipeline includes remogliflozin etabonate for the treatment of type II diabetes and NASH, first-in-class immune-modulating small molecule IL-12 inhibitors targeting beta-cell preservation, a PCR-based molecular diagnostic measuring beta-cell loss for the diagnosis of type 1 diabetes or onset of insulin dependent type 2 diabetes and a cell-based transplantation therapy for insulin-dependent diabetes. For more information, please visit http://www.isletsciences.com.

Contacts:
Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (Investors)
jdrumm@tiberend.com; (212) 375-2664

Amy Wheeler (Media)
awheeler@tiberend.com; (646) 362-5750

Islet Sciences, Inc.
info@isletsciences.com; (919) 480-1518